Exhibit 99.1

American Oriental Bioengineering Reports
Second Quarter 2010 Financial Results

– Prescription and New Product Sales Ramp Up –
– Initial Success of R&D and Rural Area Focus Strategy Realized –

New York, August 9, 2010 – American Oriental Bioengineering, Inc. (NYSE: AOB), (“the Company” or “AOBO”), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Financial Performance
Revenue in the second quarter of 2010 increased 8.5% year over year to $77.3 million from $71.2 million, reflecting continued demand for the Company’s core prescription products.

•
Revenue from pharmaceutical products increased 9.1% to $63.8 million from $58.4 million in the second quarter of 2009. Revenue from prescription pharmaceutical products increased 20.8% to $30.4 million from $25.2 million in the prior year period, primarily due to the increase sales of the Jinji capsule,  SHL powder, YYQH capsule and the expansion of CCXA generic pharmaceutical products in the rural market. The overall increase in sales was supported by our continuous marketing efforts, increase in new products offerings, as well as expanding coverage in the rural market. OTC pharmaceutical products generated $33.4 million in revenue during the second quarter of 2010, compared to $33.3 million in the prior year period.

•
Nutraceutical products generated revenue of approximately $9.9 million in the second quarter of 2010, up 4.3% from $9.5 million in the prior year period, reflecting increased sales of soybean milk as the market expanded.

•	The Company generated $3.6 million from its distribution business, Nuo Hua, in the second quarter of 2010. An increase of 10.0% was mainly attributed to Nuo Hua’s expanding market coverage.

Gross profit in the second quarter of 2010 was $39.8 million, compared to $41.6 million in the second quarter of 2009. Gross margin was 51.5%, compared to 58.4% in the prior year period and 52.5% in the prior quarter reflecting a greater proportion of generic product sales in the rural market. Further, the increased purchase prices of certain raw materials increased the cost of sales also contributed to lower gross profit.

Operating income in the second quarter of 2010 was $9.1 million, compared to $18.0 million in the prior year period.  Selling and marketing expenses increased 22.4% to $11.5 million from $9.4 million in the prior year period, and advertising expense increased 18.5% to $9.2 million in the second quarter of 2010 from $7.8 million in the prior year period.  General and administrative expenses increased 28.1% to $5.2 million from $4.0 million in the prior year period.  Research and development expenses increased to $3.3 million from $0.8 million in the prior year period, reflecting the Company’s continued efforts in research and development activities. Our research and development activities consist of near term, middle team and long term stages which contribute to both our current and future business strategies.

Net income attributable to controlling interest for the second quarter of 2010 was $5.1 million, compared to $12.6 million in the prior year period.  The Company's net income attributable to controlling interest was $0.07 per diluted share, compared to $0.16 per diluted share in the same period of 2009.

Six Month Financial Performance

Revenue for the six months ended June 30, 2010 increased 11.7% to $131.0 million from $117.3 million in the first six months of 2009.  During the same time period, gross profit was $68.1 million, compared to $70.0 million in the first six months of 2009.  Operating income in the first six months of 2010 was $15.5 million, compared to $28.9 million in the first six months of 2009.  Net income attributable to controlling interest for the first six months of 2010 was $8.2 million, compared to $19.7 million in the prior year period.  In the first six months of 2010, net income per diluted share was approximately $0.11.

Balance Sheet
As of June 30, 2010, the Company had $96.4 million in cash and cash equivalents, and generated approximately $7.7 million of operating cash flow during the first half of 2010.  Working capital was $147.0 million as of June 30, 2010, reflecting an increase of 12.3% from $130.9 million as of December 31, 2009.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented, “AOBO’s prescription product division ramped up very quickly in the second quarter of 2010.  The double digit growth is a result of our previous investment in new products as well as continued strong demand for existing branded products.  During the past quarter, we continued to execute our R&D-driven strategy, which consumed 4.2% of total revenue.  Our focus on upgrading existing products and developing new ones will proactively prepare AOB for both near term and long term growth.  Furthermore, we continued to strengthen and integrate AOBO’s unified mega brand through an effective advertising campaign as well as fortify our presence in rural areas with advanced sales network expansion.  Meanwhile, we consistently monitored our inventory of raw materials and assiduously controlled costs, which partially offset the two prevalent influences of rising raw material costs and labor costs.  These combined efforts are aimed to help AOBO more effectively adjust to policy changes and capitalize on emerging opportunities.”

Conference Call
The Company will hold a conference call at 8:00 am ET on Monday, August 9, to discuss its results.  Listeners may access the call by dialing 1- 800-573-4842 or 1-617-224-4327 for international callers, access code: 10613898.  A webcast will also be available through AOB's website at www.bioaobo.com.  A replay of the call will be available through August 16, 2010.  Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 35043398.

About American Oriental Bioengineering, Inc.
American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Safe Harbor Statement
Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:
ICR, LLC
Christine Duan or Ashley Ammon
646-277-1200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2010	2009	2010	2009

Revenues	$77,296,212	$71,222,037	$131,045,980	$117,299,227
Cost of sales	37,455,860	29,594,923	62,968,907	47,255,261
GROSS PROFIT	39,840,352	41,627,114	68,077,073	70,043,966

Selling and marketing expenses	11,505,462	9,396,129	17,481,688	14,607,631
Advertising costs	9,217,247	7,779,936	15,965,717	13,347,293
Research and development costs	3,250,882	809,584	6,029,691	1,559,382
General and administrative expenses	5,158,104	4,026,425	9,924,590	8,417,126
Depreciation and amortization	1,622,989	1,623,556	3,219,947	3,256,142
Total operating expenses	30,754,684	23,635,630	52,621,633	41,187,574

INCOME FROM OPERATIONS	9,085,668	17,991,484	15,455,440	28,856,392

Equity in earnings (loss) from unconsolidated entities	(170,799)	(173,258)	(53,326)	264,536
Interest expense, net	1,371,246	1,620,069	2,937,031	3,199,338
Other expenses, net	30,039	16,329	17,792	114,938

INCOME BEFORE INCOME TAXES	7,513,584	16,181,828	12,447,291	25,806,652
Income tax	2,395,850	3,735,558	4,211,780	6,205,322
NET INCOME	5,117,734	12,446,270	8,235,511	19,601,330
Net loss attributable to non-controlling interest	6,476	123,068	11,876	119,517

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	5,124,210	12,569,338	8,247,387	19,720,847
OTHER COMPREHENSIVE INCOME	1,843,654	21,945	1,936,503	513,282
COMPREHENSIVE INCOME	$6,967,864	$12,591,283	$10,183,890	$20,234,129
EARNINGS PER COMMON SHARE
Basic	$0.07	$0.17	$0.11	$0.27
Diluted	$0.07	$0.16	$0.11	$0.26
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	74,743,986	74,582,920	74,680,327	74,560,809
Diluted	75,857,073	88,815,593	75,502,489	86,939,711

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	JUNE 30, 2010	DECEMBER 31, 2009
CURRENT ASSETS
Cash and cash equivalents	$96,433,832	$91,126,486
Restricted Cash	1,103,535	3,298,379
Accounts and notes receivable, net	66,767,659	57,504,454
Inventories, net	19,016,578	10,015,711
Advances to suppliers and prepaid expenses	5,937,021	13,901,180
Deferred tax assets	550,535	824,451
Other current assets	1,347,639	1,246,647
Total Current Assets	191,156,799	177,917,308

LONG-TERM ASSETS
Property, plant and equipment, net	95,445,470	95,468,265
Land use rights, net	152,594,995	153,604,196
Other long term assets	7,967,784	7,909,086
Construction in progress	29,324,123	28,975,386
Other intangible assets, net	16,329,103	18,695,554
Goodwill	33,164,121	33,164,121
Investments in and advances to equity investments	57,441,048	57,325,887
Deferred tax assets	143,781	134,268
Unamortized financing costs	2,823,549	3,287,694
Total Long-Term Assets	395,233,974	398,564,457

TOTAL ASSETS	$586,390,773	$576,481,765

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

LIABILITIES AND SHAREHOLDERS’ EQUITY
	JUNE 30, 2010	DECEMBER 31, 2009
CURRENT LIABILITIES
Accounts payable	$11,477,039	$7,497,143
Notes payable	1,103,535	3,392,575
Other payables and accrued expenses	16,935,522	22,320,757
Taxes payable	605,024	947,338
Short-term bank loans	8,959,257	10,384,368
Current portion of long-term bank loans	60,629	60,108
Other liabilities	4,842,631	2,199,280
Deferred tax liabilities	173,496	172,473
Total Current Liabilities	44,157,133	46,974,042

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	710,598	743,957
Deferred tax liabilities	15,652,960	15,961,465
Unrecognized tax benefits	3,871,701	2,746,561
Convertible Notes	115,000,000	115,000,000
Total Long-Term Liabilities	135,235,259	134,451,983
TOTAL LIABILITIES	179,392,392	181,426,025

EQUITY
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at at June 30, 2010 and December 31, 2009, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,580,138 and 78,321,419 shares issued and outstanding at June 30, 2010 and December 31, 2009,respectively.	78,580	78,321
Common stock to be issued	181,500	388,000
Prepaid forward repurchase contract	(29,998,616)	(29,998,616)
Additional paid-in capital	201,806,789	199,829,921
Retained earnings (the restricted portion of retained earnings is $23,757,901 at June 30 and December 31, 2009.)	199,421,141	191,173,754
Accumulated other comprehensive income	34,986,727	33,050,224
Total Shareholders’ Equity	406,477,121	394,522,604
Non-controlling Interest	521,260	533,136
TOTAL EQUITY	406,998,381	395,055,740
TOTAL LIABILITIES AND EQUITY	$586,390,773	$576,481,765